EXHIBIT 10.4

MASSEY ENERGY COMPANY

Restricted Unit Agreement

[Number] Restricted Units

THIS AGREEMENT dated as of November 9, 2009, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and [________] (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Restricted Units.  Pursuant to the Plan, the Company, on November 9, 2009 (the “Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of [________] Restricted Units. The Restricted Units shall become earned and payable only in cash on the date Restricted Units become Vested (as defined below).  Payment of the value of the Restricted Units which become Vested (as defined below) shall be made on the date the Restricted Units become Vested.

2. Restrictions.  Except as provided in this Agreement, the Restricted Units are nontransferable and are subject to a substantial risk of forfeiture during the Period of Restriction.  The Period of Restriction starts on the Grant Date and ends when the Restricted Units vest or are forfeited.

3. Vesting.  Subject to Paragraph 5 and except as provided in Paragraph 6 below, Participant’s interest in the Restricted Units shall become transferable and nonforfeitable (“Vested”) with respect to one-third of the Restricted Units on each of November 9, 2010, November 9, 2011, and November 9, 2012.

4. Death or Disability.  If Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (“Permanently and Totally Disabled”) while in the employ or service of the Company or a Subsidiary and prior to the forfeiture of the Restricted Units under Paragraph 5, Participant’s right to receive the Restricted Units shall be fully “Vested” (i.e., the restrictions on transfer and risk of forfeiture in Paragraph 2 above shall lapse).

5. Forfeiture.  Subject to Paragraph 6 below, all Restricted Units that are not then Vested shall be forfeited if Participant’s employment or service with the Company and its Subsidiaries terminates for any reason other than on account of Participant’s death or becoming Permanently and Totally Disabled.

6. Change in Control.  Notwithstanding any other provision of this Agreement, Participant's right to receive the Restricted Units shall be Vested if Participant's employment is terminated by the Company or an Affiliate without Cause within two years following a Change in Control.  For purposes of this Agreement, Cause shall occur upon:

        (i)     the willful and continued failure by Participant substantially to perform Participant's duties with the Company or an Affiliate (other than any such failure resulting from Participant's incapacity due to physical or mental illness) after written demand for substantial performance is delivered to Participant by the Company or an Affiliate which specifically identifies the manner in which the Company or Affiliate believes that Participant has not substantially performed Participant's duties,

        (ii)    Participant’s willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order or willfully engaging in any other gross misconduct which is materially and demonstrably injurious to the Company or any Affiliate, or

        (iii)    Participant’s conviction of, or pleading guilty or nolo condentere to, the commission of a felony involving fraud, embezzlement, theft or moral turpitude.

For purposes hereof, no act, or failure to act, on Participant’s part described in clause (i) or (ii) above shall be considered “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's action or omission was in the best interest of the Company and its Affiliates.  The fact that Participant is or shortly may be “retirement eligible” and thus eligible for or entitled to post-retirement benefits from any plan, arrangement or program sponsored, participated in or contributed to by the Company or an Affiliate shall not prevent Participant’s termination from being considered for Cause.

7. Notice.  Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

[Name]
[Address]
[Address]

8. Confidentiality.  Participant agrees that this Agreement and the receipt of this award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Restricted Units to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in the Restricted Units. If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this award will be forfeited.

9. No Right to Continued Employment or Service.  This Agreement does not confer upon Participant any right to continue in the employ or service of the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate such employment or service at any time.

10. Change due to Capital Adjustments.  The terms of this Award shall be adjusted as the Committee determines and as provided in the Plan for events which, in the judgment of the Committee, necessitates such action.

11. Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

12. Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

13. Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof which are incorporated by reference into this Agreement.

14. Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

15. Taxes.  Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the Vesting or payment of this Award.

16. Employment and Service.  In determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of a Member, a Non-Employee Service Provider and a Non-Employee Director shall be disregarded.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

                     MASSEY ENERGY COMPANY

                      By: __________________________
                      Name: Baxter F. Phillips, Jr.
                      Its: President

                     _____________________________
                     [Participant]